CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2026, relating to the financial statements and financial highlights of Point Bridge America First ETF, a series of ETF Series Solutions, which are included in ETF Series Solutions’ Form N-CSR for the year ended June 30, 2026, and to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 28, 2026